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[PERRIGO LOGO]                                                              NEWS
                                                                         RELEASE
                              [PERRIGO LETTERHEAD]


         FOR IMMEDIATE RELEASE

             PERRIGO COMPANY DISCONTINUING THE MARKETING OF PRODUCTS
               CONTAINING PHENYLPROPANOLAMINE HYDROCHLORIDE (PPA)

         ALLEGAN, Michigan, -- November 8, 2000 -- The Perrigo Company (Nasdaq:
PRGO), the nation's largest manufacturer of over-the-counter (OTC) and nutritional products for the store brand market, today announced that in response to recommendations from the Food and Drug Administration (FDA) it has halted shipments of all products containing the ingredient Phenylpropanolamine
(PPA), effective immediately. The ingredient is used in diet aids and in cough and cold products that Perrigo manufacturers as store brand equivalents to products such as Dexatrim(R), Dimetapp(R), Robitussin(R) and Triaminic(R).

         Following the Nonprescription Drug Advisory Committee's recommendation that PPA should no longer be considered safe, the FDA on November 6, 2000 took steps to remove PPA from all drug products. The FDA notified companies that they intend to classify PPA as nonmonograph, or not generally recognized as safe and effective for OTC use. At the same time, FDA also requested that companies voluntarily discontinue marketing any products containing PPA. Further, FDA issued a public health advisory concerning the risks associated with PPA.

         David T. Gibbons, Perrigo President and Chief Executive Officer, stated, "Although PPA has proved to be a safe and effective ingredient in our OTC medications for nearly 40 years, the Company's first priority is consumers' health. For this reason, Perrigo is taking actions in step with FDA's recommendations." The value of Perrigo's on-hand inventories and the cost of disposal and reformulation is estimated to be between $15 and $19 million, resulting in a charge of $0.13 to $0.16 per share in the fiscal year second quarter ending December 30, 2000. In addition, the effect of not having replacement products available for sale will reduce earnings an additional $0.05 to $0.06 during the remainder of fiscal 2001, with $0.02 of that coming in the second quarter. The actual charges could be more or less than the current estimates. The Company had previously provided earnings guidance of $0.14 to $0.16 per share for the fiscal 2001 second quarter and $0.42 to $0.46 per share for the full year ending June 30, 2001.

         Mr. Gibbons concluded, "At this time, we foresee little or no long-term impact resulting from the discontinuance of products containing PPA since we will work as quickly as possible to reformulate the affected products. We anticipate the majority of these reformulated products to be ready in time for next year's cough and cold season."

         Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by national and regional supermarket, drugstore and mass merchandise chains under their own labels and compete with nationally advertised brands. The Company's products include over-the-counter



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pharmaceuticals, such as analgesics, cough and cold remedies, antacids, laxatives, feminine hygiene and smoking cessation products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet at http://www.perrigo.com.

         Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. Please refer to pages 23-27 of the Company's Form 10-K for the year ended July 1, 2000 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.




















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